                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )

                             Parkway Properties Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    70159Q104
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /    / (A fee
is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO. 70159Q104                     13G                   PAGE  2 OF 9 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSONS
   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                 Morgan Stanley Group Inc.
                 IRS # 13-283-8891
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)   /  /
                                                      (b)   /  /
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

                The state of organization is Delaware.
--------------------------------------------------------------------------------
                    5       SOLE VOTING POWER
                                                       0
    NUMBER OF       ------------------------------------------------------------
     SHARES         6       SHARED VOTING POWER
  BENEFICIALLY                                    70,400
    OWNED BY        ------------------------------------------------------------
      EACH          7       SOLE DISPOSITIVE POWER
   REPORTING                                           0
  PERSON WITH       ------------------------------------------------------------
                    8       SHARED DISPOSITIVE POWER
                                                 488,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         488,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              11.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                 IA, CO
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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--------------------                                           -----------------
CUSIP NO.  70159Q104                   13G                     PAGE 3 OF 9 PAGES
--------------------                                           -----------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                Morgan Stanley Asset Management  Inc.
                IRS # 13-304-0307
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a) /  /
                                                    (b) /  /
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                The state of organization is Delaware.
--------------------------------------------------------------------------------
                   5       SOLE VOTING POWER
                                                     0
   NUMBER OF       -------------------------------------------------------------
    SHARES         6       SHARED VOTING POWER
 BENEFICIALLY                                   70,400
   OWNED BY        -------------------------------------------------------------
     EACH          7       SOLE DISPOSITIVE POWER
  REPORTING                                          0
  PERSON WITH      -------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER
                                               488,000
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                488,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                11.58%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP NO. 70159Q104                   13G                      PAGE 4 OF 9 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

           Morgan Stanley Institutional Fund Inc.- U.S. Real Estate Portfolio
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  /  /
                                                       (b)  /  /
--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                5      SOLE VOTING POWER
                                               0
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6      SHARED VOTING POWER
BENEFICIALLY                                   0
  OWNED BY      ----------------------------------------------------------------
   EACH         7      SOLE DISPOSITIVE POWER
 REPORTING                                     0
PERSON WITH     ----------------------------------------------------------------
                8      SHARED DISPOSITIVE POWER
                                         244,000
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   244,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         5.79%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

           IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP NO. 70159Q104                      13G                   PAGE 5 OF 9 PAGES
-------------------                                            -----------------

ITEM 1 (a)             NAME  OF  ISSUER

                       Parkway Properties Inc.


ITEM 1 (b)             ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                       300 One Jackson Place
                       188 East Capitol Street
                       P.O. Box 22728
                       Jackson, Mississippi 39225-2728


ITEM 2 (a)             NAME OF PERSON FILING

                       (a) Morgan  Stanley  Group  Inc.
                       (b) Morgan Stanley Asset Management Inc.
                       (c) Morgan Stanley Institutional Fund Inc.-U.S. Real
                           Estate Portfolio


ITEM 2 (b)             PRINCIPAL BUSINESS OFFICE

                       (a) 1585 Broadway
                           New York, New York 10036

                       (b) 1221 Avenue of the Americas
                           New York, New York 10020

                       (c) 1221 Avenue of the Americas
                           New York, New York 10020


ITEM 2 (c)             CITIZENSHIP

                       Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.


ITEM 2 (d)             TITLE OF CLASS OF SECURITIES

                       Common Stock


ITEM 2 (e)             CUSIP  NO.

                       70159Q104


ITEM 3                 (a) Morgan Stanley Group Inc. is (e) an Investment
                           Adviser registered under section 203 of the Investment Advisers Act of 1940.

                       (b) Morgan Stanley Asset Management Inc. is (e) an
                           Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                       (c) Morgan Stanley Institutional Fund Inc. is (d) an
                           investment company registered under section 8 of the Investment Company Act of 1940.


ITEM 4                 OWNERSHIP

                       Incorporated by reference to Items (5) - (9) and (11) of the cover page.

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CUSIP NO. 70159Q104                    13G                     PAGE 6 OF 9 PAGES
-------------------                                            -----------------


ITEM 5                 OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

                       Inapplicable


ITEM 6                 OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
                       PERSON

                       Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account other than Morgan Stanley Institutional Fund, as reported herein holds more than 5 percent of the class.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                       Inapplicable


ITEM 8                 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                       Inapplicable


ITEM 9                 NOTICE OF DISSOLUTION OF GROUP

                       Inapplicable


ITEM 10                CERTIFICATION

                       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP NO. 70159Q104                  13G                       PAGE 7 OF 9 PAGES
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                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:               February 13, 1997

Signature:          /s/ Harold J. Schaaff
                    ---------------------------------------------------------
Name / Title:       Harold J. Schaaff  / Vice President
                    MORGAN STANLEY INSTITUTIONAL FUND INC.-U.S. REAL ESTATE
                    PORTFOLIO

Date:               February 13, 1997

Signature:          /s/ Peter A. Nadosy
                    ---------------------------------------------------------
Name / Title:       Peter A. Nadosy / Vice Chairman
                    MORGAN STANLEY ASSET MANAGEMENT INC.

Date:               February 13, 1997

Signature:          /s/ Edward J. Johnsen
                    ---------------------------------------------------------
Name / Title:       Edward J. Johnsen / Vice President Morgan Stanley & Co.
                                        Incorporated
                    MORGAN STANLEY GROUP INC.



                    INDEX TO EXHIBITS                                      PAGE


EXHIBIT 1     Agreement to Make a Joint Filing                               8



EXHIBIT 2     Secretary's Certificate Authorizing Edward J. Johnsen          9
              to Sign on behalf of Morgan Stanley Group Inc.